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                                                             Exhibit 99.(d)(xii)

                    Addendum to Management Agreement between
                          Lord Abbett Investment Trust
                                       and
                             Lord, Abbett & Co. LLC
                    DATED: DECEMBER 1, 2005 (THE "AGREEMENT")

     Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Investment Trust, on behalf of its Lord Abbett High Yield Fund (the "Fund"), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.60 of 1% of the first $1 billion of the Fund's average daily net assets; 0.55 of 1% of the next $1 billion of such assets; and
0.50 of 1% of such assets in excess of $2 billion.

         For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


                                       LORD, ABBETT & CO. LLC


                                       BY:  /s/ Lawrence H. Kaplan
                                            ----------------------
                                            Lawrence H. Kaplan
                                            Member and General Counsel


                                       LORD ABBETT INVESTMENT TRUST


                                       BY:  /s/ Christina T. Simmons
                                            ------------------------
                                            Christina T. Simmons
                                            Vice President & Assistant Secretary